For Immediate Release
Media Contacts:
Tim Bixby LivePerson, Inc. (212) 609-4200 bixby@liveperson.com	Budd Zuckerman Genesis Select Corp. (303) 415-0200 budd@genesisselect.com

LivePerson Reports First Quarter Revenue Increase of 60% to $11.0 million

NEW YORK, NY - May 1, 2007 - LivePerson, Inc. (Nasdaq: LPSN), a provider of online conversion solutions, today announced financial results for the first quarter ended March 31, 2007.

Revenue for the first quarter was $11.0 million, a 60% increase from the first quarter of 2006, and a 6% sequential increase versus the fourth quarter of 2006. Revenue growth was due primarily to strong growth from existing enterprise users of Timpani Sales & Marketing, as well as continued strong performance from the small business product line.

“The first quarter showed solid growth following a very strong finish to 2006,” CEO Robert LoCascio said. “We achieved our first quarter revenue expectations, and we now see a solid pipeline of existing and potential business that we expect will drive strong second half results, as we saw in 2006. Given this visibility, we are reaffirming our full year revenue expectation of approximately $49 million.”

LivePerson signed several new blue-chip clients during the quarter including

•	DaimlerChrysler’s Dodge brand
•	auto parts supplier JC Whitney, and
•	the world’s largest information technology company.

We expanded business with several existing customers including

•	Bell Canada
•	the largest US publisher of financial management software
•	a leading global financial services firm, and
•	Lennar, a national home-building and financial services company.

LivePerson also saw further expansion in the company's small and medium business category during the first quarter, adding more than 200 customers to an existing base of 5,000.

Net income for the first quarter of 2007 was $0.9 million or $0.02 per share as compared to net income of $0.3 million or $0.01 per share in the first quarter of 2006, and net income of $1.2 million or $0.03 per share in the fourth quarter of 2006. Net income in the fourth quarter of 2006 included a tax benefit of $0.4 million.

The Company’s effective tax rate in the first quarter was zero resulting from a partial release of the company’s valuation allowance against deferred tax assets based on current estimates of future taxable income.

Earnings before interest, taxes, depreciation, amortization and stock-based compensation (EBITDA) for the first quarter of 2007 was $2.0 million as compared to $1.0 million in the first quarter of 2006 and $1.9 million in the fourth quarter of 2006.

The difference between EBITDA per share, a non-GAAP measure, and GAAP EPS, is interest, taxes, depreciation, amortization and stock-based compensation. A reconciliation of the differences between EBITDA and the most comparable financial measure calculated and presented in accordance with generally accepted accounting principles (GAAP) is located under the heading “Reconciliation of Non-GAAP Financial Information to GAAP” immediately following the Condensed Consolidated Statements of Income included in this press release.

LivePerson considers EBITDA and cash from operations to be important financial indicators of the company's operational strength and the performance of its business. EBITDA should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure in the table below.

The company’s cash balance increased by $2.2 million or 10% to $23.9 million at March 31, 2007 as compared to December 31, 2006.

Financial Expectations
The company currently expects the following financial results:

•	Revenue of $11.6 - $11.7 million for the second quarter of 2007
•	EBITDA of $0.05 per share and GAAP EPS of $0.02 for the second quarter of 2007
•	Revenue of $48.5 - $49.5 million for the full year 2007
•	EBITDA of $0.24 per share and GAAP EPS of $0.10 - $0.12 for the full year 2007
•	An effective tax rate of 0% for the full year 2007

These GAAP EPS expectations already include the estimated impact of a change in accounting policy related to adopting SFAS 123(R) as of January 1, 2006. The impact is expected to decrease net income per share by $0.02 and $0.08, for the second quarter and the full year 2007, respectively. This impact may change based upon additional stock option grants, if any, methodology refinement or other factors.

LivePerson, Inc.
Condensed Consolidated Statements of Income
(In Thousands, Except Share and Per Share Data)
Unaudited

	Three Months Ended
	March 31,
	2007	2006
Total revenue	$10,969	$6,877

Operating expenses:
Cost of revenue	2,789	1,462
Product development	1,820	880
Sales and marketing	3,402	2,646
General and administrative	2,020	1,501
Amortization of intangibles	242	232
Total operating expenses	10,273	6,721

Income from operations	696	156

Other income, net	222	143

Income before provision for income taxes	918	299

Provision for income taxes	-	-

Net income	$918	$299

Basic net income per common share	$0.02	$0.01

Diluted net income per common share	$0.02	$0.01

Weighted average shares outstanding used in basic net
income per common share calculation	41,297,515	38,253,681

Weighted average shares outstanding used in diluted net
income per common share calculation	44,761,279	40,504,248

LivePerson, Inc.
Reconciliation of Non-GAAP Financial Information to GAAP
(In Thousands, Except Share and Per Share Data)
Unaudited

Unaudited Supplemental Data
The following information is not a financial measure under generally accepted accounting principles (GAAP). In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with GAAP, or as an indicator of our operating performance, liquidity or cash flows generated by operating, investing and financing activities as there may be significant factors or trends that it fails to address. We present this financial information because we believe that it is helpful to some investors as one measure of our operations. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare our results with our results from other reporting periods and with the results of other companies.

	Three Months Ended
	March 31,
	2007	2006
Net income in accordance with generally accepted accounting principles
	$918	$299
Add/(less):
(a) Amortization of intangibles	325	232
(b) Stock-based compensation	815	583
(c) Depreciation	208	62
(d) Provision for income taxes	-	-
(e) Interest income, net	(222)	(143)
EBITDA (1)	$2,044	$1,033
Diluted EBITDA per common share	$0.05	$0.03

Weighted average shares used in diluted EBITDA
per common share	44,761,279	40,504,248

EBITDA	$2,044	$1,033
Add/(less):
Changes in operating assets and liabilities	(679)	207
Provision for doubtful accounts	20	-
Tax benefit from employee stock option exercises	-	214
Deferred income taxes	(1,029)	(221)
Interest income, net	222	143
Net cash provided by operating activities	$578	$1,376
___________________
(1) Earnings before interest, taxes, depreciation, amortization and stock-based compensation.

LivePerson, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)
Unaudited

	March 31, 2007	December 31, 2006

ASSETS

Current assets:
Cash and cash equivalents	$23,888	$21,729
Accounts receivable, net	4,857	4,269
Prepaid expenses and other current assets	1,185	1,317
Total current assets	29,930	27,315

Property and equipment, net	1,343	1,124
Intangibles, net	2,315	2,640
Goodwill	18,509	9,673
Deferred tax assets, net	2,518	1,580
Security deposits	284	299
Other assets	704	684
Total assets	$55,603	$43,315

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$766	$813
Accrued expenses	2,899	3,754
Deferred revenue	3,939	3,256
Deferred tax liabilities, net	168	259
Total current liabilities	7,772	8,082

Other liabilities	704	684

Commitments and contingencies

Total stockholders' equity	47,127	34,549
Total liabilities and stockholders' equity	$55,603	$43,315

About LivePerson
LivePerson (Nasdaq: LPSN) is a provider of online conversion solutions. Our hosted software enables companies to identify and proactively engage online visitors—increasing sales, satisfaction and loyalty while reducing service costs. Combining web-interaction technology (chat, email, voice and a self-service knowledgebase) with a deep understanding of consumer behavior and industry best practices, LivePerson’s TimpaniTM platform engages the right customer, at the right time, with the right communications channel. This Engagement Marketing platform creates more relevant, compelling and personalized experiences—converting traffic into revenues, and facilitating real-time sales and customer service. More than 5,000 companies, including EarthLink, Hewlett-Packard, Microsoft, Qwest and Verizon, rely on LivePerson to help maximize the return on their marketing and e-commerce investments. LivePerson is headquartered in New York City.

EBITDA Financial Disclosure
Investors are cautioned that the EBITDA, or earnings before interest, taxes, depreciation, amortization and stock-based compensation, information contained in this press release is not a financial measure under generally accepted accounting principles. In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with generally accepted accounting principles, or as an indicator of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that it fails to address. We present this financial information because we believe that it is helpful to some investors as one measure of our performance. We caution investors that non-GAAP financial information such as EBITDA, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies.

Safe Harbor Provision
Statements in this press release regarding LivePerson that are not historical facts are forward-looking statements and are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. It is routine for our internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change prior to the end of the quarter. Although these expectations may change, we are under no obligation to inform you if they do. Our company policy is generally to provide our expectations only once per quarter, and not to update that information until the next quarter. Actual events or results may differ materially from those contained in the projections or forward-looking statements. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation: risks related to the operational integration of acquisitions; risks related to our international operations, particularly our operations in Israel, and the civil and political unrest in that region; our history of losses; potential fluctuations in our quarterly and annual results; impairments to goodwill that result in significant charges to earnings; responding to rapid technological change and changing client preferences; competition in the real-time sales, marketing and customer service solutions market; continued use by our clients of the LivePerson services and their purchase of additional services; technology systems beyond our control and technology-related defects that could disrupt the LivePerson services; risks related to adverse business conditions experienced by our clients; our dependence on key employees; competition for qualified personnel; the impact of new accounting rules, including the requirement to expense stock options; the possible unavailability of financing as and if needed; risks related to protecting our intellectual property rights or potential infringement of the intellectual property rights of third parties; our dependence on the continued use of the Internet as a medium for commerce and the viability of the infrastructure of the Internet; and risks related to the regulation or possible misappropriation of personal information. This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements. Readers are referred to the reports and documents filed from time to time by us with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.